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                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of The Stanley Works for the offer to exchange $150,000,000 of the Company's 3 1/2% Notes due 2007 and $200,000,000 of the Company's 4 9/10% Notes due 2012 and to the incorporation by reference therein of our report dated March 21, 2003, with respect to the consolidated financial statements and schedule of The Stanley Works included in its Annual Report (Form 10-K) for the year ended December 28, 2002, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP

Hartford, Connecticut
April 17, 2003